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                                                                     EXHIBIT 8.1

                         [Latham & Watkins Letterhead]


                                 August 4, 1998


American Cellular Corporation
1336 Basswood Street, Suite F
Schaumburg, Illinois  60173

         Re:  Registration Statement on Form S-4
              ----------------------------------

Ladies and Gentlemen:

          You have requested our opinion concerning the material federal income tax consequences expected to result to holders from the exchange of the 10 1/2% Senior Notes due 2008 of American Cellular Corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on August 4, 1998 (File No. 333- ) (the "Registration Statement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

          The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, the discussion set forth in the third paragraph under the heading "Material Federal Income Tax Considerations" constitutes our opinion regarding the material federal income tax consequences to Holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. No opinion is expressed as to any matter not discussed therein.

          This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

          This opinion is rendered to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Material Federal Income Tax Considerations."


                                         Very truly yours,

                                         /s/ Latham & Watkins